Exhibit 10.12

May 8, 2006

David Schwiesow

407 Windsor Street

Silver Spring, MD 20910

Dear David:

I am pleased to offer you the position of Senior Vice President and General Counsel of Deltek Systems, Inc. (the “Company”). I am very excited about the Company’s future and equally excited at the prospect of your joining our team. The following are the terms and conditions of your offer.

1.	Start Date. We have agreed that you will start working for the Company on or about May 30, 2006.

2.	Reporting Responsibilities. As Senior Vice President and General Counsel, you will report to me, although, as with all of the Company’s officers, you may also be called on from time to time to give reports to the board of directors of the Company (the “Board”) directly.

3.	Base Salary and Annual Bonus. Your annual base salary will be $250,000, payable in accordance with the Company’s standard payroll policy, and will be reviewed periodically. You will have an annual bonus target of $125,000. Your annual bonus will be paid in quarterly installments, based on satisfaction of actual performance against the Company’s annual plan or other agreed targets, and your actual bonuses may be more than or less than your annual bonus target. All payments to you by the Company will be subject to any required withholding of taxes. Your quarterly bonus for the first two quarters after your start date will paid at a minimum achievement of 100% of target pro-rated based upon your first day of employment.

4.

Other Benefits. You will be provided with the Company’s standard benefits package in effect from time to time, which currently includes medical coverage, 401(k) plan participation and four weeks of paid vacation. You will be reimbursed pursuant to the Company’s expense reimbursement policy in effect from time to time for the covered business expenses that you incur in connection with your service to the Company.

5.	Insurance; Indemnification. From and after your start date and for so long as the Company maintains any directors and officers liability insurance policy, you will be provided in respect of your service to the Company with the same coverage under such policy as is provided to other directors or officers of the Company in respect of their service to the Company. In addition, from and after your start date, the Company will indemnify you and advance expenses to the maximum extent permitted under applicable law and/or the Company’s charter or by-laws to the extent that such indemnification and advance of expenses are provided to other directors or officers of the Company. Such coverage, indemnification and advance of expenses will be provided, to the extent that you are entitled thereto, without regard to your termination of employment.

6.	Stock Options. On or as soon as practicable after your start date and upon approval of the Board, the Company will grant you an option to purchase 125,000 shares of common stock, par value $0.001 per share, of the Company (and including any securities into which such shares are changed or for which such shares are exchanged) (the “Common Stock”), with a per share exercise price equal to the fair market value of a share of Common Stock on the date of grant (as determined by the Board). These options will vest in 25% increments annually over four years from your start date, will be granted pursuant to the Company’s 2005 Stock Option Plan and will be evidenced by a Stock Option Agreement in the form customarily used by the Company for its employees, a copy of which has been provided to you; provided, however, that, notwithstanding Section 4 of the Stock Option Agreement, if your employment is terminated on the date of or within two years following a Change in Control either by the Company or its successor without Cause or by you for Good Reason, these options will become vested and exercisable in full to the extent then unexercisable. For purposes of this letter, “Change in Control” will have the meaning set forth on Annex A hereto.

7.	Stock Purchase. Through June 30, 2006, the Company will provide you with the opportunity to purchase shares of Common Stock at their fair market value as determined by the Board at the next meeting in an amount up to $100,000. If you elect to purchase any shares of Common Stock, you will execute and deliver a shareholders’ agreement governing the ownership and transfer of those shares, to be provided to you by the Company.

8.	At-Will Employment; Severance. You will have no set term of employment, and your employment will be at will.

If your employment is terminated before a Change in Control either by the Company without Cause or by you for Good Reason, then the Company shall continue to pay you your then current base salary as of the date of termination for six months thereafter. In addition, upon any termination that entitles you to the foregoing severance benefits, the Company will also continue your coverage under the Company’s medical benefit plan for twelve months at the active-employee premium rate.

If your employment is terminated on the date of or within two years following a Change in Control either by the Company or its successor without Cause or by you for Good Reason, then the Company shall: (1) continue to pay you your then current base salary as of the date of termination for twelve months thereafter, (2) pay you a pro rata portion of your bonus for the period in which you are terminated (as computed under the Company’s or its successor’s bonus programs in effect immediately prior to the termination), if any, which bonus shall be determined based on the actual results of the Company for the applicable bonus period, and your pro rata share of any such bonus shall be based upon the percentage of the applicable bonus period that you were employed by the Company, and (3) continue your coverage under the Company’s medical benefit plan for twelve months at the active-employee premium rate.

The continuation of base salary will be paid in substantially equal installments over the applicable severance period in accordance with the Company’s standard payroll practices with respect to active employees but not less frequently than monthly. The payment of a pro rata portion of your bonus (if any) will be paid in a lump sum at such time as bonuses are generally paid to executives during the period in which you are terminated. Notwithstanding the preceding two sentences, if Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), would cause the imposition of an excise tax on the salary continuation severance payment or bonus award severance payment if paid as aforesaid, then (i) payment of the installments of the salary continuation severance payment will commence upon the earliest date that complies with Section 409A without the imposition of the excise tax, and the first such installment will include all portions of the salary continuation severance payment that would have been paid but for the application of Section 409A to the salary continuation severance payment, and (ii) the bonus award severance payment will be paid upon the earliest date that complies with Section 409A without the imposition of the excise tax. The Company’s obligations to make any payments and (if applicable) continue the medical coverage as set forth in this section 7 is conditioned upon: (x) your continued compliance with your obligations under the Noncompetition Agreement, the form of which is attached hereto as Annex B, and (y) your execution, delivery and non-revocation of a valid and enforceable general release of claims substantially in the form attached hereto as Annex C.

For purposes of this letter, “Cause” and “Good Reason” will have the meanings set forth on Annex B hereto.

9.	Employee Covenants. As a condition of your employment, not later than your start date, you will execute and deliver the Company’s form of Noncompetition Agreement, which is attached hereto as Annex B.

10.	Continuation of Participation in Medical Plans. Notwithstanding any other provision of this offer letter, in the event that your employment with the Company terminates (whether voluntarily or involuntarily, but excluding a termination of your employment by the Company for Cause) on or following the earlier of (i) the fourth anniversary of your Start Date and (ii) the date on which a Change in Control occurs, you and your immediate family members (as determined under the terms of the applicable plan) shall be entitled to participate in any of the insured medical plans of the Company or its successors that are offered to officers or employees from time to time at your cost as calculated in accordance with the rules and regulations applicable to COBRA continuation coverage (but without limitation as to any time periods for which COBRA continuation coverage is provided). The Company may, in its sole discretion, provide the same coverage to you and your immediate family members at the same cost through an individual medical insurance policy. Coverage provided by the Company will become secondary to Medicare coverage when it becomes available to you and your immediate family members. You also shall be entitled to the benefit of any provision of this offer letter that permits you to continue your coverage under the Company’s medical benefit plans at the active-employee premium rate for a period of time. For avoidance of doubt, nothing in this paragraph shall obligate the Company to provide you with any benefit that is not fully covered by a policy of insurance.

In addition, as you and I have discussed, the Company is in the process of adopting a retiree medical program for its employees. The Company will be deemed to have satisfied its obligations to you under the immediately preceding paragraph if it provides coverage to you and your immediate family under that retiree medical program in accordance with the program’s generally applicable terms and conditions; provided, that you and your immediate family shall become eligible for benefits under such program in the event that your employment with the Company terminates (whether voluntarily or involuntarily, but excluding a termination of your employment by the Company for Cause) on or following the earlier of (i) the fourth anniversary of your Start Date and (ii) the date on which a Change in Control occurs, or, if more favorable than (i) or (ii), under the generally applicable eligibility provisions of such program.

11.	Sign On Bonus. You will be paid a sign on bonus of $50,000 promptly after you start working for the Company.

If the foregoing terms and conditions are consistent with your understanding, please sign this letter below and return a copy to me. David, I am confident that you will be a valuable addition to our team, and I look forward to working with you.

[signature page follows]

Very truly yours,

DELTEK SYSTEMS, INC.

/s/ Kevin Parker
By:	Kevin Parker
Its:	President and Chief Executive Officer

ACCEPTED AND AGREED:

/s/ David Schwiesow
David Schwiesow

Annex A

Definitions

“Cause” shall mean (A) a conviction of you for the commission of a felony, (B) a commission by you of one or more acts involving fraud or gross misconduct that cause material damage to the Company, (C) a material violation by you of the Noncompetition Agreement or (D) your breach of any material terms of this letter and such breach is not cured within 30 days after written notice by the Company to you identifying such breach. Prior to terminating your employment for Cause pursuant to clause (D), you shall be given (1) a written notice of such determination setting forth the nature of such alleged Cause item and specifically stating the corrective action required, (2) a reasonable opportunity to meet with the Board (with the assistance of your counsel if you so elect) to discuss such item and required corrective action and (3) a reasonable opportunity to take the required action and cure such item.

A “Change in Control” will have occurred if (A) any third party not affiliated with New Mountain Partners II, L.P., New Mountain Affiliated Investors II, L.P. or Allegheny New Mountain Partners, L.P. or any of their affiliates (collectively, “New Mountain”), but excluding the deLaski Shareholders (as defined in the Shareholders’ Agreement, dated as of April 22, 2005, to which (among others) the Company and New Mountain are parties), owns, directly or indirectly, more voting capital stock of the Company than New Mountain owns or (B) a third party not so affiliated has or obtains the right to elect a majority of the Board.

“Good Reason” shall mean (A) (x) a material reduction, without your written consent, of the nature and scope of the authorities, powers, functions or duties assigned to you or (y) any reduction, without your written consent, of your compensation (including, without limitation, your annual base salary or target annual bonus opportunity) (provided, however, that, neither a change in your reporting responsibilities nor the termination of any responsibilities you may have relating to the management and operation of a public company shall constitute Good Reason), (B) the Company’s requiring you, without your prior written consent, to change the office location at which you are based which results in your having a commute to such location from your residence in excess of 75 miles or in excess of 120% (in miles) of your commute immediately prior to the date of such change of location, whichever is greater, or (C) the Company’s breach of any material terms of your employment or this letter, and, in the case of clause (A) or (C), such reduction or breach is not cured within 30 days after written notice by you to the Company identifying such reduction or breach. In order to constitute termination for Good Reason, you must terminate your employment within 60 days after the basis for such termination becomes known to you (or, in the case of clause (A) or (C), within 30 days after the Company has failed to cure such reduction or breach).

Exhibit B

Employee Agreement

Annex C

Form of Release of Claims

WAIVER AND RELEASE OF CLAIMS

1. General Release. In consideration of the payments and benefits to be made under the letter from Deltek Systems, Inc. (the “Company”) to David Schwiesow (the “Executive”), dated as of •, 2006 (the “Employment Letter”) the Executive, with the intention of binding the Executive and the Executive’s heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Company and each of its subsidiaries and affiliates (the “Company Affiliated Group”), their present and former officers, directors, executives, agents, shareholders, attorneys, employees and employee benefits plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known, unknown, suspected or unsuspected which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any Company Released Party (an “Action”) arising out of or in connection with the Executive’s service as an employee, officer and/or director to any member of the Company Affiliated Group (or the predecessors thereof), including (i) the termination of such service in any such capacity, (ii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort and (iv) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning harassment, discrimination, retaliation and other unlawful or unfair labor and employment practices), any and all Actions based on the Employee Retirement Income Security Act of 1974 (“ERISA”), and any and all Actions arising under the civil rights laws of any federal, state or local jurisdiction, including, without limitation, Title VII of the Civil Rights Act of 1964 (“Title VII”), the Americans with Disabilities Act (“ADA”), Sections 503 and 504 of the Rehabilitation Act, the Family and Medical Leave Act and the Age Discrimination in Employment Act (“ADEA”), excepting only:

(a) rights of the Executive under this Waiver and Release of Claims and the Employment Letter;

(b) rights of the Executive relating to equity awards held by the Executive as of his date of termination;

(c) the right of the Executive to receive COBRA continuation coverage in accordance with applicable law and the Employment Letter;

(d) rights to indemnification the Executive may have (i) under applicable corporate law, (ii) under the by-laws or certificate of incorporation of any Company Released Party or (iii) as an insured under any director’s and officer’s liability insurance policy now or previously in force;

(e) claims (i) for benefits under any health, disability, retirement, deferred compensation, life insurance or other, similar employee benefit plan or arrangement of the Company Affiliated Group and (ii) for earned but unused vacation pay through the date of termination in accordance with applicable Company policy; and

(f) claims for the reimbursement of unreimbursed business expenses incurred prior to the date of termination pursuant to applicable Company policy.

2. No Admissions, Complaints or Other Claims. The Executive acknowledges and agrees that this Waiver and Release of Claims is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied. The Executive also acknowledges and agrees that he has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any Actions against any Company Released Party with any governmental agency, court or tribunal.

3. Application to all Forms of Relief. This Waiver and Release of Claims applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages for pain or suffering, costs and attorney’s fees and expenses.

4. Specific Waiver. The Executive specifically acknowledges that his acceptance of the terms of this Waiver and Release of Claims is, among other things, a specific waiver of any and all Actions under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything herein purport, to be a waiver of any right or Action which by law the Executive is not permitted to waive.

5. Voluntariness. The Executive acknowledges and agrees that he is relying solely upon his own judgment; that the Executive is over eighteen years of age and is legally competent to sign this Waiver and Release of Claims; that the Executive is signing this Waiver and Release of Claims of his own free will; that the Executive has read and understood the Waiver and Release of Claims before signing it; and that the Executive is signing this Waiver and Release of Claims in exchange for consideration that he believes is satisfactory and adequate. The Executive also acknowledges and agrees that he has been informed of the right to consult with legal counsel and has been encouraged to do so.

6. Complete Agreement/Severability. This Waiver and Release of Claims constitutes the complete and final agreement between the parties and supersedes and replaces all prior or contemporaneous agreements, negotiations, or discussions relating to the subject matter of this Waiver and Release of Claims. All provisions and portions of this Waiver and Release of Claims are severable. If any provision or portion of this Waiver and Release of Claims or the application of any provision or portion of the Waiver and Release of Claims shall be determined to be invalid or unenforceable to any extent or for any reason, all other provisions and portions of this Waiver and Release of Claims shall remain in full force and shall continue to be enforceable to the fullest and greatest extent permitted by law.

7. Acceptance and Revocability. The Executive acknowledges that he has been given a period of 21 days within which to consider this Waiver and Release of Claims, unless applicable law requires a longer period, in which case the Executive shall be advised of such longer period and such longer period shall apply. The Executive may accept this Waiver and Release of Claims at any time within this period of time by signing the Waiver and Release of Claims and returning it to the Company. This Waiver and Release of Claims shall not become effective or enforceable until seven calendar days after the Executive signs it. The Executive may revoke his acceptance of this Waiver and Release of Claims at any time within that seven calendar day period by sending written notice to the Company. Such notice must be received by the Company within the seven calendar day period in order to be effective and, if so received, would void this Waiver and Release of Claims for all purposes.

8. Governing Law. Except for issues or matters as to which federal law is applicable, this Waiver and Release of Claims shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Virginia without giving effect to the conflicts of law principles thereof.

David Schwiesow